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EXHIBIT 3.1.1 - CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF VSI
ENTERPRISES, INC.

VSI Enterprises, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

         "5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Sixty Million Eight Hundred Thousand (60,800,000). Sixty Million (60,000,000) shares shall be designated `Common Stock' and shall have a par value of $.00025. Eight Hundred Thousand (800,000) shares shall be designated `Preferred Stock' and shall have a par value of $.00025. All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, VSI Enterprises, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officers, this 21st day of April, 1997.

VSI ENTERPRISES, INC.
A Delaware Corporation



By: /s/ Richard K. Snelling                  Attest: /s/ Bill R. Brewer
    -----------------------                          ------------------
    Chairman of the Board                            President, Chief Operating
    and Chief Executive Officer                      Officer, Chief Financial
                                                     Officer and Secretary




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